1

NEWS   FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  June 10, 2005

CONTACT:  Steven R. Williams - (304) 842-3597   http://www.petd.com

Petroleum Development Corporation Announces Results

Of 2005 Annual Meeting Of Shareholders

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETD) today reported that shareholders of the company re-elected Jeffrey C. Swoveland and David C. Parke to the Board of Directors of the Company for a three-year term to the Board of Directors.  Each of the directors received 99 percent of the votes cast in favor of their re-election.  The shareholders ratified the selection of KPMG LLP as independent auditors for the fiscal year ending December 31, 2005. The shareholders also approved the 2005 Non-Employee Director Restricted Stock Plan.

At the meeting, company management reported on recent company operations.  The company has drilled 42 wells in the first quarter of 2005 with no dry holes, compared to 58 wells and one dry hole in the same period of 2004.  The wells drilled during the first quarter of 2005 include 29 wells in Wattenberg field, 9 wells in the Piceance Basin and 4 infill wells in the northeastern Colorado.

The Company's first two 2005 partnership were fully subscribed at $40 million each, for a total year to date subscriptions of $80 million.  Comparatively, through June 10, 2004 the sales of partnership equaled $37.8 million. The third and final partnership of 2005 is scheduled to begin accepting subscriptions during the third quarter of 2005 and will accept approximately $35 million in subscriptions.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas.  The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.  PDC was named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

###

103 East Main Street • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597